Exhibit 10.1

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Employment Agreement (as defined below) is entered into as of June 9, 2020, by and between Teva Pharmaceutical Industries, Ltd., (the “Company”) and Kåre Schultz (“Executive”).

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement, dated September 7, 2017 (the “Employment Agreement”), which details the terms of the Executive’s employment with the Company; and

WHEREAS, the Company and the Executive now wish to amend certain provisions of the Agreement and desire to memorialize such amendment to the Employment Agreement in this Amendment;

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.    Capitalized Terms. Capitalized terms that are not defined in this Amendment shall have the meanings ascribed thereto in the Employment Agreement.

2.    Amendments to the Employment Agreement.

(a)	Section 1.1 of the Employment Agreement is hereby amended by replacing the phrase “the fifth (5th) anniversary of the Effective Date” with “the sixth (6th) anniversary of the Effective Date.”

(b)

Section 4.1.2 of the Employment Agreement is hereby amended by deleting the definition “Performance Period” from the last sentence of the first paragraph. The first paragraph of section 4.1.2 of the Employment Agreement will hereafter read as follows:

“Sign-on PSU Award. Executive shall be granted two performance share unit (“PSU”) awards (each, a “Sign-on PSU Award”), the target number of Shares subject to each of which shall be determined assuming each Sign-on PSU Award grant were made on the last day prior to the public announcement of Executive’s hire (using the per Share closing price on that date) and each grant had a grant date fair value of $7,500,000 (Seven Million Five Hundred Thousand United States Dollars) (or $15,000,000 (Fifteen Million United States Dollars) in the aggregate). Each Sign-on PSU Award shall provide that the number of Shares earned thereunder shall be determined based on the percentage increase in the per Share price, beginning with the average per Share closing price on the Effective Date (or, if the Effective Date occurs on 1 February 2018 or earlier, the per Share closing price on the last day prior to the public announcement of Executive’s hire shall apply instead) (the “Beginning Price”) and ending with the average per Share closing price during the six (6) months ending on (a) in the case of the first Sign-on PSU Award (the “Three-Year PSU Award”), the third (3rd) anniversary of the Effective Date or (b) in the case of the second Sign-on PSU Award (the “Five-Year PSU Award”), the fifth (5th) anniversary of the Effective Date (such applicable average per Share closing price, the “End Price,”), as follows:”

(c)

Section 4.2 of the Employment Agreement is hereby amended by adding the sentence “The annual equity awards granted for each such fiscal year are collectively referred to as the “Annual Equity Awards” after the end of the first sentence of Section 4.2. The first and second sentence of section 4.2 of the Employment Agreement will hereafter read as follows:

“For each fiscal year of the Term, Executive shall be granted equity awards with a target grant date fair value of $6,000,000 (Six Million United States Dollars), subject to the terms of the 2015 Plan (or any successor thereto) and Exhibit B. The annual equity awards granted for each such fiscal year are collectively referred herein as the “Annual Equity Awards”.

(d)	Section 4.2 of the Employment Agreement is further hereby amended by adding the following paragraph immediately following the end of Section 4.2:

“In addition, from the fiscal year 2020 and for each fiscal year of the Term thereafter, Executive shall be granted additional performance-based equity awards with a target grant date fair value equal to $4,000,000 (Four Million United States Dollars), subject to (i) the terms of the 2015 Plan (or any successor thereto), (ii) the terms of Exhibit B as applicable to performance based awards, and (iii) the same performance goals and related vesting criteria as Annual Equity Awards that are performance based granted to Executive, unless other performance measures and/or vesting periods are determined by the Committee and the Board in agreement with Executive (“Additional Annual Award”). For the sake of clarity, the grant date of the Additional Annual Award for the year 2020 shall be the date of 2020 Annual General Meeting of Shareholders and the performance goals and related vesting criteria for such Additional Annual Award shall be identical to those applicable to the PSUs granted to Executive on February 28, 2020.

For the purpose of this Agreement, Performance Period shall be defined as the applicable performance period attached to each performance based award.”

(e)	Section 9.6 of the Employment Agreement is hereby amended by adding the following paragraph immediately following the end of Section 9.6:

“In addition, and subject to Executive’s execution and non-revocation of the Release of Claims in accordance with Section 9.7 and Executive’s continuous compliance with Sections 11, 12, 13 and 14 of the Employment Agreement, in the event that Executive’s employment terminates in connection with the non-renewal of this Agreement by the Company hereunder or by Executive upon his retirement, Executive shall be entitled to the Equity Benefits.

For purposes of this Section 9.6 the term “retirement” shall mean the non-renewal by Executive of his employment term hereunder in accordance with Section 1.1 of this Agreement, following which Executive ceases to work as an employee in a full-time managerial capacity for any for-profit organization.

In addition, and for the purpose of this Section 9.6 only, the restrictions in Section 12 of this Agreement shall not apply to engagement with a company that is not either of (x) any company on the list of peer group companies as disclosed in Proposal 4 of the Company’s 2020 Proxy Statement or (y) an entity that is engaged, directly or indirectly, including but not limited through an affiliate, in the development, manufacture of, sale of or trading in (i) generic products or (ii) specialty pharmaceutical products (including but not limited to biopharmaceutical products) that are competitive with a specialty product developed manufactured, sold or otherwise traded in by the Company as of the Date of Termination.”

(f)	Section 9.9.5 of the Employment Agreement is hereby amended by:

i.	Replacing the phrase “means vesting in the Sign-on Awards as follows” with “means vesting in the Sign-on Awards, the Annual Equity Awards and the Additional Annual Awards, as follows:”

ii.

Replacing the references in subsection 9.9.5(b)(i) and subsection 9.9.5(b)(ii) of the Employment Agreement to “Sign On PSU Award” with “Sign On PSU Award, Annual Equity Awards and Additional Annual Awards”..

Subsection 9.9.5 (b)(i) of the Employment Agreement will hereafter read as follows:

“If the Date of Termination is during a Performance Period, then the applicable Sign On PSU Award, Annual Equity Awards and Additional Annual Awards shall be eligible for full vesting and settlement, at the end of the applicable Performance Period based on actual performance through the entire Performance Period”.

Subsection 9.9.5 (b)(ii) of the Employment Agreement will hereafter read as follows:

“If the Date of Termination occurs following the expiration of an applicable Performance Period, then the portion of the applicable Sign On PSU Award, Annual Equity Awards and Additional Annual Awards earned based on actual performance during the Performance Period shall immediately vest and be settled”;

iii.	Adding the following new subsection 9.9.5(c) immediately following subsection 9.9.5(b) of the Employment Agreement:

c. Annual Time Based Equity Awards. Any portion of the Annual Equity Award that vests solely based on the continued service of Executive that is unvested as of the Date of Termination shall continue to vest, over the remainder of its original vesting period, on the same terms and to the same extent as if Executive had remained employed by the Company in accordance with the terms and conditions of the 2015 Plan (or any successor thereto) during such period. In addition, the vested portion of any stock option as of the conclusion of the stock option vesting term will be exercisable through the original expiration date of the term of such stock option, following which any portion of such stock option not exercised will automatically expire.

(g)

The last sentence of Section 12 of the Employment Agreement is hereby amended to read as follows: “For the avoidance of doubt, this Section 12 shall not apply to Executive following a termination of employment that occurs due to the non-renewal of this Agreement by Executive for reasons other than retirement (as such term is defined in Section 9.6) pursuant to the third sentence of Section 1.1.”

3.    Ratification and Confirmation. Except as specifically amended by this Amendment, the Employment Agreement is hereby ratified and confirmed in all respects and remains valid and in full force and effect. Whenever the Employment Agreement is referred to in this Amendment or in any other agreement, document or instrument, such reference shall be deemed to be to the Employment Agreement, as amended by this Amendment, whether or not specific reference is made to this Amendment.

4.    Entire Agreement. The Employment Agreement and this Amendment constitute the entire understanding and agreement of the parties hereto regarding the employment of the Executive and supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter hereof.

5.    Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of Israel without giving effect to the choice of law or conflict of laws provisions thereof.

6.    Controlling Document. In case of conflict between any of the terms and condition of this Amendment and the Employment Agreement, the terms and conditions of this Amendment shall prevail.

7.    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. The execution of this Amendment may be by actual signature or by signature delivered.

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EXECUTIVE

/s/ Kåre Schultz
Name:	Kåre Schultz
Dated:	June 9, 2020

ACCEPTED AND AGREED:

TEVA PHARMACEUTICAL INDUSTRIES LTD

/s/ Sol J. Barer
By:	Sol J. Barer
Title:	Chairman of the Board